                            ASSET PURCHASE AGREEMENT

                                    Between

                            ML MEDIA PARTNERS, L.P.

                                      and

                            QUINCY NEWSPAPERS, INC.





                             Dated:  May 25, 1995




================================================================================

                               TABLE OF CONTENTS

                                                             PAGE
1.   Sale and Purchase of Assets . . . . . . . . . . . . . . .  1
     1.1   Sale of Assets to Buyer . . . . . . . . . . . . . .  1
     1.2   Excluded Assets . . . . . . . . . . . . . . . . . .  3

2.   Purchase Price. . . . . . . . . . . . . . . . . . . . . .  4
     2.1   Amount and Payment of Consideration; Allocation . .  4
     2.2   Limitation on Assumption of Liabilities . . . . . .  5
     2.3   Apportionment . . . . . . . . . . . . . . . . . . .  5
     2.4   Determination of Apportionments . . . . . . . . . .  6
     2.5   Deposit . . . . . . . . . . . . . . . . . . . . . .  7

3.   Closing . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.1   Date of Closing . . . . . . . . . . . . . . . . . .  8
     3.2   Outside Date for Closing. . . . . . . . . . . . . .  8

4.   Representations and Warranties by ML Media. . . . . . . .  8
     4.1   ML Media's Organization and Authority . . . . . . .  8
     4.2   Authorization of Agreement. . . . . . . . . . . . .  9
     4.3   Consents of Third Parties . . . . . . . . . . . . .  9
     4.4   Title to Assets . . . . . . . . . . . . . . . . . .  9
     4.5   FCC Licenses. . . . . . . . . . . . . . . . . . . . 12
     4.6   Call Letters. . . . . . . . . . . . . . . . . . . . 12
     4.7   Operation of the Station. . . . . . . . . . . . . . 12
     4.8   Financial Statements. . . . . . . . . . . . . . . . 12
     4.9   Absence of Certain Changes. . . . . . . . . . . . . 13
     4.10  Tangible Property . . . . . . . . . . . . . . . . . 13
     4.11  Intangible Assets . . . . . . . . . . . . . . . . . 14
     4.12  Litigation; Compliance with Laws. . . . . . . . . . 14
     4.13  List of Agreements, etc.. . . . . . . . . . . . . . 14
     4.14  Agreements Regarding Employees. . . . . . . . . . . 15
     4.15  Status of Agreements. . . . . . . . . . . . . . . . 16
     4.16  Insurance . . . . . . . . . . . . . . . . . . . . . 16
     4.17  Labor Matters . . . . . . . . . . . . . . . . . . . 16
     4.18  Environmental Matters . . . . . . . . . . . . . . . 17
     4.19  ERISA . . . . . . . . . . . . . . . . . . . . . . . 19
     4.20  Commission Reports. . . . . . . . . . . . . . . . . 19

5.   Representations and Warranties by the Buyer . . . . . . . 19
     5.1   The Buyer's Organization. . . . . . . . . . . . . . 19
     5.2   Authorization of Agreement. . . . . . . . . . . . . 19
     5.3   Consents of Third Parties . . . . . . . . . . . . . 20
     5.4   Litigation. . . . . . . . . . . . . . . . . . . . . 20
     5.5   Buyer's Qualification . . . . . . . . . . . . . . . 20

6.   Further Agreements of the Parties . . . . . . . . . . . . 21
     6.1   Filings.  (a) . . . . . . . . . . . . . . . . . . . 21
     6.2   Operations of the Station . . . . . . . . . . . . . 21
     6.3   No Control. . . . . . . . . . . . . . . . . . . . . 23
     6.4   Accounts Receivable . . . . . . . . . . . . . . . . 23


                                     (i)

     6.5   Access to Information . . . . . . . . . . . . . . . 25
     6.6   Consents; Assignment of Agreements. . . . . . . . . 25
     6.7   Title Insurance; Transfer, Recording and Survey
           Fees. . . . . . . . . . . . . . . . . . . . . . . . 26
     6.8   Employees . . . . . . . . . . . . . . . . . . . . . 26
     6.10  Additional Financial Statements . . . . . . . . . . 28
     6.11  Two Vehicles. . . . . . . . . . . . . . . . . . . . 28
     6.12  Affiliation Payment . . . . . . . . . . . . . . . . 28
     6.13  Trade Balances. . . . . . . . . . . . . . . . . . . 28
     6.14  Affiliation Switch. . . . . . . . . . . . . . . . . 29
     6.15  Other Action. . . . . . . . . . . . . . . . . . . . 29
     6.16  Further Assurances. . . . . . . . . . . . . . . . . 29

7.   Conditions Precedent to Closing . . . . . . . . . . . . . 30
     7.1   Conditions Precedent to the Obligations of the
           Buyer . . . . . . . . . . . . . . . . . . . . . . . 30
     7.2   Conditions Precedent to the Obligations of ML
           Media . . . . . . . . . . . . . . . . . . . . . . . 32

8.   Transactions at the Closing . . . . . . . . . . . . . . . 34
     8.1   Documents to be Delivered by ML Media . . . . . . . 34
     8.2   Documents to be Delivered by the Buyer. . . . . . . 34

9.   Survival of Representations and Warranties;
     Indemnification . . . . . . . . . . . . . . . . . . . . . 35
     9.1   Survival. . . . . . . . . . . . . . . . . . . . . . 35
     9.2   Indemnification . . . . . . . . . . . . . . . . . . 35
     9.3   Limitation on Liability . . . . . . . . . . . . . . 36

10.  Termination . . . . . . . . . . . . . . . . . . . . . . . 37
     10.1  Termination . . . . . . . . . . . . . . . . . . . . 37
     10.2  Liability . . . . . . . . . . . . . . . . . . . . . 37

11.  Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . 37

12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 38
     12.1  Notices . . . . . . . . . . . . . . . . . . . . . . 38
     12.2  Brokers . . . . . . . . . . . . . . . . . . . . . . 39
     12.3  Entire Agreement. . . . . . . . . . . . . . . . . . 39
     12.4  Headings. . . . . . . . . . . . . . . . . . . . . . 39
     12.5  Governing Law . . . . . . . . . . . . . . . . . . . 39
     12.6  Separability. . . . . . . . . . . . . . . . . . . . 39
     12.7  Assignment. . . . . . . . . . . . . . . . . . . . . 40
     12.8  Publicity . . . . . . . . . . . . . . . . . . . . . 40
     12.9  Jurisdiction. . . . . . . . . . . . . . . . . . . . 40
     12.10  Counterparts . . . . . . . . . . . . . . . . . . . 40


                                     (ii)

                            ASSET PURCHASE AGREEMENT

                                  MAY 25, 1995


          The parties to this agreement are ML Media Partners, L.P., a Delaware limited partnership ("ML Media"), and Quincy
Newspapers, Inc., an Illinois corporation (the "Buyer").

          ML Media owns and operates television station WREX-TV in Rockford, Illinois (the "Station"). ML Media desires to sell substantially all of the assets relating to the Station to the Buyer, and the Buyer desires to purchase those assets, on the terms and conditions contained in this agreement.

          Accordingly, it is agreed as follows:

          1.   Sale and Purchase of Assets.

               1.1 Sale of Assets to Buyer. At the closing referred to in section 3.1, ML Media shall sell and assign to the Buyer, and ML Media shall cause WREX Associates, the licensee of the Station (the "Licensee"), to transfer and assign to the Buyer, and the Buyer shall purchase and acquire, all of the business of ML Media and the Licensee relating to the Station and all of the assets of ML Media and the Licensee used exclusively in the operations of the Station (excluding only the assets referred to in section 1.2) as those assets exist on the Closing Date referred to in section 3.1. Except as otherwise provided in section 1.2, the assets of the Station to be sold and assigned (collectively, the "Assets") include, but are not limited to, the following:

                    (a)  all broadcast licenses (the "FCC
Licenses") for the Station issued by the Federal Communications
Commission (the "Commission") and any other permits and authorizations (and applications for any of them) relating to the operation of the Station, including, but not limited to, those listed on schedule 1.1(a);

                    (b)  all equipment (including computers and
office equipment), transmitting towers, transmitters, supplies, vehicles, furniture, fixtures and leasehold improvements, improvements on land being acquired by the Buyer pursuant to section 1.1(c), any films and tapes owned by the Station, and all other tangible personal property, wherever located, that is owned by ML Media and used exclusively in the operation of the Station, including, but not limited to, the items listed on schedule 1.1(b);

                    (c)  all real property, including, but not
limited to, the property listed on schedule 1.1(c);

                    (d)  all rights of ML Media under leases,
commitments and other agreements relating to the business and operations of the Station, to the extent that those rights relate to the period after the close of business on the day preceding the Closing Date, including, but not limited to (i) all commitments and other agreements relating to the acquisition of programming rights, including rights to the film and videotape prints of motion pictures and television programs broadcast or to be broadcast by the Station ("Programming Agreements"), (ii) all commitments and other agreements relating to the sale of broadcast and advertising time, (iii) all network affiliation agreements, (iv) the leases, commitments and other agreements listed on schedules 4.13 and 4.14, and (v) any other leases, commitments and other agreements relating to the business and operations of the Station that are entered into consistent with the provisions of section 6.2 between the date of this agreement and the Closing Date;

                    (e)  all promotional materials, trademarks,
trade names, logos, copyrights, whether or not registered (and all issued registrations and pending applications for registration of any of them), jingles, slogans and other tangible and intangible personal property (including, but not limited to, the trademarks, trade names and logos listed on schedule 1.1(e), and all of ML Media's rights to use the call letters "WREX-TV"), together with the good will of the business associated with those trademarks, trade names, logos and copyrights;

                    (f)  all of ML Media's rights in connection
with any "barter" transactions and "trade" agreements relating to the Station;

                    (g)  all of ML Media's rights under
manufacturers' and vendors' warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets; and

                    (h)  all files, logs and business records of
every kind relating to the operations of the Station, including, but not limited to, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, sales correspondence, lists of advertisers, promotional materials, and credit and sales records.

               1.2 Excluded Assets. The following assets used in the operations of the Station shall be retained by ML Media and shall not be sold or assigned to the Buyer:

                    (a) all cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes and all other marketable securities as of the close of business on the day preceding the Closing Date;

                    (b)  all accounts receivable (the "Accounts
Receivable") of the Station for broadcast time and services provided prior to the close of business on the day preceding the Closing Date (except that any amounts included in accounts receivable with respect to "barter" transactions or "trade" agreements shall not be excluded from the sale);

                    (c)  the Employment Agreement dated ____ with
Larry Manne or any lease, commitment or other agreement as to which consent to assignment is required but cannot be obtained;

                    (d)  the account books of original entry and
general ledgers and all partnership records of ML Media, including tax returns and transfer books;

                    (e)  the ML Media Partners, L.P. 401(k) Plan
and all assets and liabilities associated with it; and

                    (f)  any other assets of ML Media not used
exclusively in connection with the operation of the Station.

          2.   Purchase Price.

               2.1  Amount and Payment of Consideration;
Allocation. As full consideration for the Assets, at the closing the Buyer shall (a) pay to ML Media, by wire transfer of immediately available funds, a purchase price equal to the sum of $18,370,500 less any amounts payable as of the Closing Date with respect to the equipment referred to on schedules 4.13(a) and
(c), and (b) assume, and agree to pay, perform and discharge (subject to the apportionment provisions of section 2.4) all of the obligations of ML Media relating to the operations of the Station that arise after the close of business on the day preceding the Closing Date under those leases, commitments and other agreements relating to the operations of the Station assigned to the Buyer pursuant to sections 1.1(d) and 1.1(f).

               The purchase price shall be allocated among the Assets in accordance with an appraisal to be obtained by Buyer from Bond and Pecaro. Buyer agrees to pay for the cost of the appraisal. It is specifically understood and agreed that the appraisal shall comply in all respects with the applicable requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations promulgated thereunder. Buyer and ML Media hereby agree that for both tax and financial accounting purposes they will report the purchase and sale of the Assets in a manner which is consistent with the appraisal, and that they will comply with the applicable information reporting requirements of Section 1060 of the Code and the regulations promulgated thereunder. If, contrary to the intent of the parties hereto, any taxing authority makes or proposes an allocation of the purchase price which differs materially from that contained in the appraisal, ML Media and Buyer shall cooperate with each other in good faith to contest such taxing authority's determination; provided, however, that after consultation with the party adversely affected by such determination, the other party hereto may file such protective claims or returns as may reasonably be required to protect its interest.

               2.2  Limitation on Assumption of Liabilities.

                    Except as provided in section 2.1(b), Buyer shall not assume, and shall not pay, perform or discharge, any other liabilities or obligations of ML Media relating to the Station through the close of business on the day preceding the Closing Date, and ML Media shall pay and perform any such liabilities or obligations. Buyer expressly does not assume any liability for any qualified benefit plan, deferred compensation plan, or retirement plan of any type of ML Media.

               2.3 Apportionment. ML Media shall be entitled to all income earned or accrued and shall be responsible for all liabilities and obligations incurred or payable in connection with the operations of the Station through the close of business on the day preceding the Closing Date and the Buyer shall be entitled to all income earned or accrued and shall be responsible for all liabilities and obligations incurred or payable in connection with the operations of the Station after the close of business on the day preceding the Closing Date. For purposes of this Section 2.3, (a) there shall be no apportionment relating to Programming Agreements except that the payments under the Programming Agreements with respect to the month in which the Closing Date occurs shall be pro-rated between ML Media and Buyer based on the number of days in that month before and after the Closing Date, and (b) advance payments with respect to tubes, office supplies, equipment and other tangible personal property shall not be considered a prepaid expense. All other overlapping items of income or expense shall be apportioned between ML Media and the Buyer, as of the close of business on the day preceding the Closing Date, in accordance with generally accepted accounting principles. Items to be apportioned include, but are not limited to, the following:

                    (a)  advance payments received from
advertisers prior to the Closing Date for services to be rendered in whole or in part after the close of business on the day preceding the Closing Date;

                    (b)  prepaid expenses arising from payments
made for services prior to the close of business on the day preceding the Closing Date if all or part of the services have not been received or used prior to the close of business on the day preceding the Closing Date (for example, rents paid in advance for a rental period extending beyond the Closing Date);

                    (c)  liabilities, customarily accrued,
arising from expenses incurred but unpaid as of the close of business on the day preceding the Closing Date (including severance pay, vacation pay, sick pay or similar items to the extent provided in section 6.8); frequency discounts; utility services; property taxes relating to real property interests assigned to the Buyer; sales commissions; various business and professional services; and licensing fees, including prior years' adjustments; and

                    (d)  personal property taxes and utility
charges related to the Station.

               2.4 Determination of Apportionments. Prior to the closing, the Buyer and ML Media shall estimate all apportionments pursuant to section 2.3 and the payment at the closing pursuant to section 2.1(a) shall be adjusted based on the estimate. Within 60 days after the Closing Date, the Buyer shall determine all apportionments pursuant to section 2.3 and shall deliver a statement of its determinations to ML Media (which statement shall set forth in reasonable detail the basis for those determinations), and within 10 days thereafter the Buyer shall pay to ML Media, or ML Media shall pay to the Buyer, as the case may be, the net amount due as a result of the final determination of the apportionments (or, if there is any dispute, the undisputed amount). If ML Media disputes the Buyer's determinations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, a firm of independent certified public accountants shall be designated by the parties, which firm's decision on the matter shall be binding and whose fees and expenses shall be borne 50% by ML Media and 50% by the Buyer). If the parties fail to agree on the accountants, the accountants shall be KPMG Peat Marwick.

               2.5 Deposit. Upon execution of this agreement, the Buyer shall deliver to Boatmen's Bank of Quincy (the "Escrow Agent") the sum of $925,000 (the "Deposit"), to be held by the Escrow Agent pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in the form of exhibit 2.5 and subject to the following:

                    (a) If the purchase of the Assets under this agreement is not consummated as a result of a material breach by the Buyer of any of its obligations under this agreement (and ML Media has not breached any of its material obligations under this agreement), ML Media shall be entitled to the Deposit (together with interest thereon) to compensate ML Media as liquidated damages resulting to ML Media from such breach. In agreeing to said sum, the parties acknowledge and confirm that the injury to ML Media which would result from such a breach would be difficult or impossible of accurate estimation but that said sum is a reasonable pre-estimate of the probable loss from such a breach. The parties agree to accept said sum as full and complete payment for any and all claims ML Media may have for Buyer's failure to consummate the purchase of the Assets and, upon such a breach by Buyer, ML Media hereby covenants not to sue or initiate any action against Buyer to recover damages other than ML Media's right to receive the Deposit (together with interest thereon).

                    (b) If the purchase of the Assets under this agreement is not consummated due to the nonfulfillment of any of the conditions in section 7.1 or for any other reason except the Buyer's default in the performance of any of its material obligations under this agreement, ML Media shall not be entitled to the Deposit (or interest thereon) and, promptly after the termination of this agreement, the Deposit (together with interest thereon) shall be paid by the Escrow Agent to the Buyer.

          3.   Closing.

               3.1 Date of Closing. The closing under this agreement shall take place at the offices of the Station in Rockford, Illinois, on the last day of the month in which the last of the conditions specified in sections 7.1(c) and (d) and 7.2(c) and (d) has been fulfilled (or waived) (or if those conditions are satisfied after the 24th day of any month, the closing shall take place on the last day of the next month), or such other date as the parties may mutually agree upon. The date on which the closing is held is referred to in this agreement as the "Closing Date". At the closing, the parties shall execute and deliver the documents referred to in section 8.

               3.2 Outside Date for Closing. If the closing has not occurred by December 31, 1995, either ML Media or the Buyer may terminate this agreement by notice to the other; upon such termination, neither of the parties shall have any liability of any kind arising out of this agreement other than for any liability resulting from its breach of this agreement prior to termination. If the closing is postponed pursuant to section 11 of this agreement, the date referred to in the previous sentence shall be extended by the period of the postponement.

          4.   Representations and Warranties by ML Media.  ML
Media represents and warrants to the Buyer as follows:

               4.1 ML Media's Organization and Authority. ML Media is a limited partnership duly organized and validly existing under the law of Delaware and has the full power and authority under Delaware law and its partnership agreement to enter into and to perform this agreement and to own and operate the Station.

               4.2 Authorization of Agreement. The execution, delivery and performance of this agreement by ML Media have been duly authorized by all necessary partnership action of ML Media and this agreement constitutes a valid and binding obligation of ML Media enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               4.3  Consents of Third Parties.  Subject to
receipt of the consents and approvals referred to in schedule 4.3, the execution, delivery and performance of this agreement by ML Media will not (i) conflict with the certificate of limited partnership or partnership agreement of ML Media and will not conflict with, or result in a breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which ML Media is a party or by which ML Media is bound or to which any of the Assets is subject, except for any conflicts, breaches, terminations or defaults that are not in the aggregate material to ML Media's performance of this agreement and to the operation of the Station; (ii) constitute a violation by ML Media of any law applicable to ML Media; or (iii) result in the creation of any lien, claim, charge or encumbrance ("Lien") upon any of the Assets, other than Liens that do not in the aggregate materially detract from the value of, or materially interfere with, the operations of the Station. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of ML Media in connection with the execution, delivery and performance of this agreement, except for the filings referred to in section 6.1.

               4.4  Title to Assets.  Except as set forth on
schedule 4.4(a) and property leased pursuant to leases and agreements listed on schedule 4.13, ML Media has, and at the closing the Buyer will receive, valid title to all of the personal property and intangible property included in the Assets, free and clear of any Lien (except for the lien, if any, of current taxes not yet due and payable). Schedule 4.4(b) contains a list and brief description of all real property included in the Assets, including all structures located on that real property. ML Media has, and will convey to the Buyer on the Closing Date, good and marketable title to the real property listed on schedule

4.4(b), free and clear of any Liens, except as set forth on
schedule 4.4(b) and except for the lien, if any, of current taxes not due and payable and for imperfections of title and easements that do not adversely affect the use of the property or detract from the value of the property to the Buyer (collectively "Permitted Exceptions"). All liens or security interests in favor of Chemical Bank referred to on schedule 4.4(a) and 4.4(b) shall be released and terminated at the Closing.

                    (a) Buyer shall promptly obtain an ALTA plat of survey and a title commitment for an owner's title insurance policy issued by a Title Insurance Company acceptable to Buyer covering title to the real estate listed on schedule 1.1(c), in an amount equal to the appraised value of the real estate, and showing title in the intended grantor subject only to (i) the general exceptions contained in the policy, (ii) the Permitted Exceptions, if any, and (iii) the title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount that may be removed by the payment of money at the time of closing and that ML Media may so remove at that time by using a portion of the funds to be paid at the closing and (iv) unpermitted exceptions or defects in the title disclosed by the survey, if any, as to which the title insurer commits to extend insurance in the manner specified in paragraph (b) below. The title commitment shall be conclusive evidence of good title as shown therein as to all matters insured by the policy, subject only to the exceptions as stated therein. ML Media shall also furnish Buyer with an affidavit of title in customary form as of the Closing Date and showing title in ML Media subject only to the Permitted Exceptions and the exceptions set forth in foregoing item (iii).

                    (b)  If the title commitment or plat of
survey discloses either unpermitted exceptions or survey matters that render the title unmarketable, but excluding the encroachments shown on the survey dated August 13, 1987 by Arnold Lundgren ("Survey Defects"), ML Media shall have the option, but shall not be obligated, exercisable by notice to Buyer within 10 days from the delivery of the survey to ML Media by Buyer, to have the exceptions removed from the commitment or to correct such Survey Defects or to have the title insurer commit to insure against loss or damage that may be occasioned by such exceptions or Survey Defects. For the purpose of this agreement, the following matters shown on such survey will not be deemed to be Survey Defects: (1) variations, if any, between record lines and tax lot lines; (2) variations, if any, between record lines and location of fences and hedges; (3) encroachments of stoops, awnings, cellar steps, trim and cornices, if any; (4) rights or easements granted to any utility company to maintain and operate lines, cables, poles and the like in, under, over and upon the real property, provided the same do not and will not prohibit or adversely affect the continued existence and/or continued use (as presently used) or maintenance of the buildings, structures and improvements located upon such real property. If ML Media elects not to either (1) have the exceptions removed or correct any Survey Defects, or (2) obtain the commitment for title insurance specified above as to such exceptions or Survey Defects within the specified time, either ML Media or Buyer may terminate this agreement or Buyer may elect, upon notice to ML Media within ten
(10) days after the date of the notice of election from ML Media, to take title as it then is with the right to deduct from the purchase price liens or encumbrances of a definite or ascertainable amount. If Buyer does not so elect, this agreement shall become null and void without further action of the parties and no party shall have any further liability to the other hereunder.

               4.5 FCC Licenses. The Licensee holds the FCC Licenses and ML Media holds all other material permits and authorizations necessary for or used in the operations of the Station, and each of the FCC Licenses is, and all such permits and authorizations are, in full force and effect. Schedule 1.1(a) contains a true and complete list of the FCC Licenses currently in effect and all such permits and authorizations (showing, in each case, the expiration date). No application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses or any of such permits or authorizations, and no application, action or proceeding is pending or, to the best of ML Media's knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of any of the FCC Licenses or any of such permits or authorizations, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Station that may materially adversely affect the rights of the Buyer under any such FCC Licenses, permits or authorizations.

               4.6 Call Letters. ML Media has the right to the use of the call letters "WREX-TV", pursuant to the rules and regulations of the Commission.

               4.7 Operation of the Station. The Station is being operated in all material respects in accordance with the FCC Licenses and in compliance with the Communications Act of 1934 and the rules and regulations thereunder.

               4.8 Financial Statements. ML Media has previously delivered to the Buyer the audited balance sheets of the Station as of December 31, 1993 and December 31, 1994, and the related statements of operations for the years then ended. Except as set forth on schedule 4.8, all of those financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are in accordance with ML Media's books and records, and fairly present in all material respects the financial position and the results of operations of the Station as of the dates and for the years indicated.

               4.9 Absence of Certain Changes. Since December 31, 1994, ML Media has operated the business of the Station in the usual and ordinary course and substantially consistent with its past practice with respect to the Station, and, except as set forth on schedule 4.9:

                    (a)  through the date of this agreement,
there has been no material adverse change in the business or operations of the Station;

                    (b)  ML Media has not, with respect to the
Station, entered into any transaction or incurred any liability or obligation that is material to the business or operation of the Station except in the ordinary course of its business;

                    (c) ML Media has not sold or transferred any of the assets of the Station other than in the ordinary course of business consistent with past practice;

                    (d)  ML Media has not incurred any
indebtedness with respect to the Station other than indebtedness to trade creditors incurred in the ordinary course of business;
and

                    (e)  ML Media has not granted or agreed to
grant any increase in any rate or rates of salaries or compensation or other benefits or bonuses payable to employees of the Station, except for increases in accordance with ML Media's past employment practices, and has not granted or agreed to effect any changes in ML Media's management personnel, policies or employee benefits.

               4.10 Tangible Property.  Except as set forth on
schedule 4.10, all equipment and other tangible assets to be sold to Buyer pursuant to this agreement is in reasonably good operating condition and in reasonably good condition of maintenance and repair.

               4.11 Intangible Assets. Schedule 1.1(e) contains a complete list of the trademarks, trade names, logos, jingles and slogans used by ML Media in the operation of the Station. ML Media owns free and clear of any Liens, each of the trademarks, trade names, logos, jingles and slogans listed on schedule 1.1(e). ML Media is not operating the Station in a manner that infringes in any material respect any patent, copyright or trademark of any third party or otherwise violates in any material respect the rights of any third party, and no claim has been made or threatened against it alleging any such violation.

To the best of ML Media's knowledge, there has been no material violation by others of any right of ML Media in any trademark, trade name, logo, jingle or slogan used in the operation of the Station.

               4.12 Litigation; Compliance with Laws. Except as set forth on schedule 4.12, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of ML Media's knowledge, threatened, or any order, injunction or decree outstanding, against ML Media relating to the Station or the Assets, which if adversely determined might (i) have a material adverse effect on the operations of the Station, (ii) materially delay approval by the Commission of the transactions contemplated by this agreement, or (iii) prevent the consummation of the transactions contemplated by this agreement. Except as set forth on Schedule 4.12, ML Media is not in violation of any law, regulation or ordinance or any other requirement of any governmental body or court with respect to the operation of the Station, which violation would have a material adverse effect upon the operations or business of the Station, and no notice has been received by ML Media or its general partner alleging any such violation.

               4.13 List of Agreements, etc.  Schedules 4.13 and
4.14 together contain, with respect to the Station, a complete list of: (a) all future commitments and other agreements for the purchase of materials, supplies or equipment, other than commitments and other agreements that were entered into in the ordinary course of business and involve an expenditure by ML Media of less than $2,000 for any one commitment or two or more related commitments; (b) all notes and agreements relating to any indebtedness of ML Media that is secured by any of the Assets, other than a Bank Agreement dated June 21, 1989; (c) all leases or other rental agreements under which ML Media is either lessor or lessee related to the operations or business of the Station;
(d) all network affiliation agreements; (e) all "barter" and "trade" agreements; (f) all collective bargaining agreements; (g) all Programming Agreements, including for each of those agreements the amounts and availability dates of programming and the dollar amount and schedule of any payments thereunder; (h) all employment and consulting agreements; and (i) all other agreements, commitments and understandings (written or oral) that require payment by ML Media of more than $2,000 individually or cannot be terminated by ML Media on less than 60 days notice without liability. True and complete copies of all written leases, commitments and other agreements referred to on schedules
4.13 and 4.14 have been delivered to the Buyer.

               4.14 Agreements Regarding Employees. Except as set forth in schedule 4.14, ML Media is not a party to or bound by any fringe benefit or other non-cash compensation plan, or any pension, thrift, annuity, retirement, savings, profit sharing or deferred compensation plan or agreement, or any bonus, vacation, holiday, sick leave, group insurance, health or other personal insurance or other incentive or benefit agreement, plan or arrangement. Except as set forth on schedule 4.14, ML Media does not have any severance policy and no employee of the Station is entitled to any severance payment, either by law or by agreement, upon the termination of his or her employment. Except as set forth on schedule 4.14, no employee of the Station is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to any employee of the Station.

               4.15 Status of Agreements. All leases, commitments and other agreements to be assumed by the Buyer were entered into in the ordinary course of the business of the Station. Each of the agreements, commitments and leases referred to in sections
4.13 and 4.14 is presently in full force and effect in accordance with its terms and, except as set forth on schedule 4.14, ML Media is not in default, and, to the best of ML Media's knowledge, no other party is in default under any agreement referred to in section 4.13 or 4.14, which default would have a material adverse effect upon the operations or business of the Station. No party to any of the leases, commitments and other agreements referred to in sections 4.13 and 4.14 has made, asserted or has any defense, setoff or counterclaim under any of those agreements or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement, or to renew or extend the term of its agreement and ML Media has not received any notice to that effect.

               4.16 Insurance. Schedule 4.16 contains a complete list of all of ML Media's insurance policies relating to the operation of the Station specifying the policy limit, type of coverage, location of the property covered, annual premium, premium payment date and expiration date of each of the policies.

               4.17 Labor Matters.  Except as set forth on
schedule 4.17, with respect to the Station (a) there is no unfair labor practice charge or complaint against ML Media pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the best of ML Media's knowledge, none is or has been threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting ML Media and, to the best of ML Media's knowledge, none is or has been threatened; and (c) no grievance which might have an adverse effect on the conduct of the operations of the Station or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best of ML Media's knowledge, none is or has been threatened.

               4.18 Environmental Matters. This section exclusively covers environmental and worker health and safety matters. ML Media warrants, except as set forth on schedule
4.18:

                    (a)  ML Media has complied in all material
respects with, and ML Media's existing facility at Rockford, Illinois ("Existing Property"), is in compliance in all material respects with the provisions of all applicable federal, state, and local environmental and worker, health, and safety laws, codes, and ordinances and all rules and regulations promulgated thereunder (the "Environmental Laws").

                    (b)  There are no underground storage tanks
("USTs") located on the Existing Property and to the best of the knowledge of ML Media, prior to August 31, 1987, there were no USTs located on the Existing Property.

                    (c)  ML Media has received no notice of, and
ML Media does not know of the existence of, any fact that might constitute a material violation of any Environmental Laws relating to the history, use, ownership, or occupancy of the Existing Property.

                    (d)  Except in compliance in all material
respects with applicable Environmental Laws or the terms of a permit issued by an environmental regulatory agency, since August 31, 1987, there has been, and to the best of the knowledge of ML Media, prior to August 31, 1987, there was no emission, spill, dumping, storage, impoundment, release, or discharge into or upon
(i) the air, (ii) soils or any improvements located thereon,
(iii) surface water or groundwater, or (iv) the sewer, septic system, or solid or liquid waste treatment, storage, or disposal system servicing the Existing Property ("Hazardous Discharge"), of any regulated hazardous waste or "hazardous substances" (as such term is defined at 42 U.S.C. sec. 9601(14) and secs. 3.14 -
3.15 of the Illinois Environmental Protection Act, Ill.Rev.Stat.,
c. 111-1/2, paras. 1003.14 - 1003.15 [415 ILCS 5/3.14 - 3.19], including petroleum, crude oil, and any fraction thereof) at or from the Existing Property (any of which is hereafter referred to as a "Hazardous Material"). To the best of ML Media's knowledge, the Existing Property, including the groundwater under the Existing Property, is free of all Hazardous Material whether discharged from the Existing Property or from any other property that would violate applicable law in any material respect.

                    (e) ML Media has not received any complaint, order, directive, claim, citation, request for information, or notice by any governmental authority or any other person or entity with respect to (i) air emission, (ii) Hazardous Discharges relating to the Existing Property, (iii) noise emissions, (iv) solid or liquid waste disposal whether hazardous or nonhazardous, (v) the use, generation, storage, transportation, or disposal of Hazardous Materials, or (vi) other environmental or worker, health and safety matters affecting ML Media, the Existing Property, any improvements located thereon, or the business conducted on the Existing Property (any of which is hereafter referred to as an "Environmental Complaint").

                    (f) There are no friable asbestos-containing materials located at the Existing Property.

                    (g)  There are no PCB-containing materials
that are regulated under the Environmental Laws located at the Existing Property.

                    (h)  ML Media has been issued, and shall
maintain until the Closing Date, all required federal, state, and local permits, licenses, certificates, and approvals relating to
(i) air emission, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation, or disposal of regulated "special," toxic, or hazardous substances or waste (intended in this paragraph and hereafter to include any and all such materials regulated under any applicable Environmental Laws) and (vi) other environmental and worker, health and safety matters. A true, accurate, and complete list of all such permits, licenses, certificates, or approvals issued under the Environmental Laws is included on schedule 4.18.

               4.19 ERISA. Schedule 4.19 lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored or maintained by ML Media or the Station for the benefit of employees of the Station. ML Media has delivered to the Buyer copies of the documents which constitute the ML Media Partners 401(k) Plan (the "401(k) Plan"). The 401(k) Plan complies in all material respects with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code").

               The 401(k) Plan has received a favorable determination letter from the Internal Revenue Service ("IRS") with respect to its qualification under the Code and, to the best of ML Media's knowledge, the IRS has not taken any action to revoke any such letter. To the best of ML Media's knowledge, nothing has occurred which would adversely effect the qualified status of the 401(k) Plan.

               4.20 Commission Reports. All material returns, reports and statements required to be filed by ML Media with the Commission relating to the Station have been filed and complied with and are complete and correct in all material respects as filed.


          5.   Representations and Warranties by the Buyer.  The
Buyer represents and warrants to ML Media as follows:

               5.1 The Buyer's Organization. The Buyer is a corporation duly organized and validly existing under the law of the state of Illinois and has the full power and authority to enter into and perform this agreement and to own and operate the Station.

               5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Buyer have been duly authorized by all necessary action of the Buyer and this agreement constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               5.3 Consents of Third Parties. The execution, delivery and performance of this agreement by the Buyer will not
(a) conflict with the Buyer's certificate of incorporation or by-laws and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Buyer is a party or by which the Buyer is bound or (b) constitute a violation by the Buyer of any law applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this agreement, except for the filings referred to in section 6.1.

               5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this agreement.

               5.5  Buyer's Qualification.  To the best of
Buyer's knowledge, it is legally, financially and otherwise qualified under the rules and regulations of the Commission and the Communications Act of 1934, as amended, to become the owner, operator and licensee of the Station.

          6.   Further Agreements of the Parties.

               6.1 Filings. (a) As soon as practicable, but in no event later than 15 days after the date of this agreement, the parties shall file with the Commission an application requesting consent to the transactions contemplated by this agreement; the parties shall with due diligence take all reasonable steps necessary to expedite the processing of the application and to secure such consent or approval. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the application to be prepared by it and in connection with the processing of that application. All filing and grant fees, if any, paid to the Commission, shall be split equally between Buyer and ML Media.

                    (b)  Within 30 days after the execution of
this agreement, ML Media and the Buyer shall, in cooperation with the other, file in connection with the transactions contemplated by this agreement any reports or notifications that may be required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), with each of the Department of Justice and the Federal Trade Commission, and each of ML Media and the Buyer shall comply promptly with all requests for further documents and information made by the Department of Justice or the Federal Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. All filing fees required in connection with the filings under the HSR Act shall be split equally between Buyer and ML Media.

               6.2 Operations of the Station. From the date of this agreement through the Closing Date:

                    (a)  ML Media shall operate the business of
the Station in the usual and ordinary course and substantially consistent with past practices and in substantial conformity with
(i) the FCC Licenses, the Communications Act of 1934, and the rules and regulations of the Commission, and (ii) all other material laws, ordinances, regulations, rules or orders relating to the operations of the Station;

                    (b)  ML Media shall use reasonable efforts,
consistent with its past practices, (i) to preserve the business organization of the Station intact and to preserve the goodwill and business of the advertisers, suppliers and others having business relations with the Station, (ii) to retain the services of the employees of the Station, and (iii) to preserve all trademarks, trade names, service marks and copyrights and related registrations of the Station, and all slogans and logos, owned by it or in which it has any rights;

                    (c)  ML Media shall not, except in the
ordinary course and substantially consistent with past practice,
(i) enter into any transaction or incur any liability or obligation that is material to the business or operations of the Station or (ii) sell or transfer any of the assets relating to the Station, other than assets that have worn out or been replaced with other assets of equal or greater value or assets that are no longer needed in the operation of the Station;

                    (d)  ML Media shall not, except with the
Buyer's prior approval, (i) enter into or renew any lease, commitment or other agreement relating to the Station that, if entered into prior to the date of this agreement, would have been required to be included on schedule 4.13 or 4.14 (or that would require receipt of a consent or approval required to be included on schedule 4.3), (ii) enter into any new time sale agreement for the Station except in the ordinary course of business for cash, barter or trade and consistent with past practices, (iii) cause or take any action to allow any material lease, commitment or other agreement to lapse (other than in accordance with its terms), to be modified in any adverse respect, or otherwise to become impaired in any material manner, except in the ordinary course of business, (iv) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Station except for increases to be given consistent with past practices on the anniversary date of employment to each employee in the amount set forth in the Station's operating plan, as set forth on schedule 6.2(d), (v) grant or agree to grant any specific bonus or increase to any executive or management employee of the Station whose total annual compensation after the increase would be at an annual rate in excess of $50,000 except in the ordinary cause of business and consistent with past practices, or (vi) provide for any new pension, retirement or other employment benefits for employees of the Station or any increase in any existing benefits, establish any new employee benefit plan or amend or modify any existing employee benefit plan, or otherwise incur any obligation or liability under any employee benefit plan materially different in nature or amount from obligations or liabilities incurred during similar periods in prior years; and

                    (e)  ML Media shall (i) maintain all of its
assets relating to the Station in customary repair, maintenance and condition, except to the extent of normal wear and tear, and repair or replace, consistently with past practice and subject to the provisions of section 11 hereof any asset that may be damaged or destroyed, and (ii) maintain or caused to be maintained insurance on the assets and business of the Station as described in section 4.16.

               6.3  No Control.  Between the date of this
agreement and the Closing Date, the Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Station, but such operations shall be solely the responsibility of ML Media and, subject to the provisions of section 6.2, shall be in its complete discretion.

               6.4  Accounts Receivable.

                    (a)  Promptly after the closing, ML Media
shall furnish to Buyer a list of the Accounts Receivable that arose out of the operations of the Station as of the close of business on the day preceding the Closing Date but are due and payable thereafter. For a period of six months after the closing, Buyer, as ML Media's agent, shall, without compensation, collect the Accounts Receivable for ML Media. Within 10 days after the last day of each month during the six-month period, Buyer shall remit to ML Media the amount collected by Buyer during that month with respect to the Accounts Receivable and Buyer shall provide ML Media with a report setting forth the Accounts Receivable collected by Buyer that month. Buyer shall furnish ML Media with such records and other information as ML Media may reasonably require to verify the amounts collected by Buyer with respect to the Accounts Receivable. Upon five days prior written notice from ML Media, Buyer shall terminate all collection efforts on behalf of ML Media with respect to the Accounts Receivable specified in the notice and those Accounts Receivable shall no longer be considered Accounts Receivable for purposes of this section 6.4.

                    (b)  For the purpose of determining amounts
collected by Buyer with respect to the Accounts Receivable, (i) in the absence of a bona fide dispute between an account debtor and ML Media, all payments by an account debtor shall first be applied to Accounts Receivable due from the account debtor, and
(ii) any amount received by Buyer which is from an account debtor who claims to have a bona fide dispute with ML Media shall be deemed to have been received with respect to the accounts receivable due Buyer to the extent of such dispute.

                    (c)  Buyer shall not be required to retain a
collection agency, bring any suit, or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. Buyer shall not compromise, settle or adjust the amount of any of the Accounts Receivable without the written consent of ML Media.

                    (d) Buyer shall have the right to offset any Accounts Receivable collected by Buyer against any amounts owing to Buyer resulting from adjustment to the purchase price pursuant to sections 2.3 and 2.4.

               6.5 Access to Information. Prior to the closing, the Buyer and its representatives may make such investigation of the property, assets and businesses of the Station as it may desire, and ML Media shall give to the Buyer and to its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours throughout the period prior to the closing to all of the assets, books, commitments, agreements, records and files of ML Media relating to the Station and ML Media shall furnish to the Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Station as the Buyer reasonably may request; provided that any and all investigation and due diligence concerning environmental matters shall be conducted solely as provided in section 7.1(i) of this agreement. The Buyer shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the purchase and sale contemplated by this agreement is not consummated for any reason, shall return to ML Media all such information and documents and any copies as soon as practicable, and shall not disclose any such information (that has not previously been disclosed by a party other than the Buyer) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. The Buyer's obligations under this section shall survive the termination of this agreement.

               6.6 Consents; Assignment of Agreements. ML Media shall use reasonable efforts (but shall not be required to make any payment) to obtain at the earliest practicable date all consents and approvals referred to in section 4.3. If, with respect to any lease, commitment or agreement to be assigned to the Buyer, a required consent to the assignment is not obtained (and, accordingly, pursuant to section 1.2(c), the lease, commitment or agreement is excluded from the sale to the Buyer), ML Media shall use reasonable efforts to keep it in effect and give the Buyer the benefit of it to the same extent as if it had been assigned, and the Buyer shall perform ML Media's obligations under the agreement relating to the benefit obtained by the

Buyer. Nothing in this agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.

               6.7 Title Insurance; Transfer, Recording and Survey Fees. The Buyer and ML Media shall split equally any stamp or transfer taxes, real or personal property taxes or recording fees payable in connection with the sale of the Assets, any fees for title insurance on the fee interest acquired by the Buyer pursuant to this agreement and any expense of an ALTA survey as specified in section 4.4(a).

               6.8  Employees.

                    (a)  Employment.  The Buyer may determine to
which of ML Media's employees the Buyer wishes to offer employment except that the Buyer shall offer employment to Larry Manne, the general manager of the Station, on the terms discussed by the Buyer and Mr. Manne. ML Media shall pay severance and accrued vacation pay to up to and including three (3) employees of ML Media that the Buyer does not offer employment on the Closing Date (other than Mr. Manne) and the Buyer shall pay severance to any other employees of ML Media that the Buyer does not offer employment on the Closing Date, all in accordance with ML Media's policies described on schedule 4.14. Except as provided in the preceding sentence, Buyer assumes no liability or responsibility for severance.

                    For purposes of the apportionments pursuant to section 2.3, the aggregate obligation for accrued vacation pay, sick pay and similar obligations shall be included as a liability only to the extent such obligations relate to employment prior to the Closing Date (e.g., if the closing occurs on September 30, with respect to an employee entitled to four weeks of vacation per year who has only taken one week by that date, only two weeks of that employee's accrued vacation pay will be included as a liability in calculating the apportionments).
To the extent that accrued vacation with respect to any employee that the Buyer employs on the Closing Date is included as a liability in calculating the apportionments, the Buyer shall allow such employee to take that vacation time in addition to any other vacation time to which the employee is entitled from Buyer.

                    (b)  Employee Benefits Generally.  The Buyer
shall not be obligated to continue any benefits presently offered by ML Media. Nothing in this agreement shall be construed to obligate Buyer to continue any vacation policy, sick pay policy or other employee benefit presently offered by ML Media.

                    (c)  Medical Benefits.  The Buyer will offer
such medical benefits as the Buyer may determine. The Buyer does not assume any responsibility for ML Media's medical benefit plan.

                    (d)  401(k) Plan.  The employees of the
Station participate in the 401(k) Plan. If an employee of the Station who participates in the 401(k) Plan and becomes an employee of the Buyer as of the Closing Date (a "401(k) Employee") is entitled to and receives an "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code and the regulations promulgated thereunder) for the 401(k) Plan at any time on or after the Closing Date, and if that employee elects to rollover (whether by direct or indirect rollover, as selected by such employee) his or her eligible rollover distribution from the 401(k) Plan to a retirement plan maintained by Buyer that is qualified under Section 401(a) of the Code ("Buyer's Plan"), Buyer shall permit the employee to do so. Buyer's Plan shall not impose any waiting periods, service requirements or other limitations that would prevent any 401(k) Employee from rolling over an eligible rollover distribution from the 401(k) Plan into Buyer's Plan at any time following the Closing Date. Buyer shall amend Buyer's Plan to the extent necessary in order to effectuate the transaction contemplated under this section 6.8(d). ML Media and Buyer shall cooperate with each other (and cause the trustees of the 401(k) Plan and Buyer's Plan to cooperate with each other) with respect to the rollover of the distributions to the 401(k) Employees.

               6.9 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement, except where specific expenses have been otherwise allocated by this agreement.

               6.10 Additional Financial Statements. ML Media shall promptly deliver to the Buyer copies of all monthly, quarterly or annual financial statements relating to the Station that may be prepared by it during the period from the date of this agreement to the Closing Date. All financial statements delivered pursuant to this section 6.10 shall be in accordance with the books and records of the Station.

               6.11 Two Vehicles. If either or both of the two vehicles referred to on schedule 4.13(b) is foreclosed upon as a result of a default by Bryden Ford, Inc., Buyer shall so notify ML Media and ML Media shall promptly replace the vehicle(s) with a comparable vehicle(s) and indemnify and hold harmless Buyer from any expenses relating to the foreclosure.

               6.12 Affiliation Payment. At the closing, Buyer shall pay to ML Media an amount equal to $4,000 per month (prorated for any partial month) for each month from January 1995 through the month in which the Closing Date occurs, inclusive, up to a maximum of $32,000.

               6.13  Trade Balances.  If as of the close of
business on the day preceding the Closing Date the aggregate rate card value of the unused broadcast time on the Station exchanged for products or services pursuant to trade or barter agreements (excluding barter agreements for programming) exceeds the fair market value of any products (other than capital items) or services to be received by the Station after the close of business on the day preceding the closing Date, then, at the Closing, ML Media shall pay to the Buyer an amount equal to such excess. At the closing, ML Media shall deliver to Buyer a certificate setting forth the calculation of the payment, if any, required pursuant to this section 6.13.

               6.14 Affiliation Switch. As of August 14, 1995, the Station will switch from an affiliate of the ABC television network to an affiliate of the NBC television network. At the closing, the Buyer shall reimburse ML Media for any out-of-pocket expenses incurred by ML Media (and assume, without any adjustment in the purchase price, any amounts payable after the closing) with respect to the switch in affiliations, including, but not limited to, the cost of any receiving equipment, transmission lines or other equipment that is installed to receive NBC programming. ML Media shall consult with the Buyer prior to purchasing any such equipment.

               6.15  Other Action.  Neither party to this
agreement shall take any action that would result in any of its representations and warranties not being true as of the Closing Date. Each of the parties to this agreement shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the sale and purchase under this agreement.

               6.16 Further Assurances. At any time and from time to time after the closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other action as the other may request to carry out the transactions contemplated by this agreement. For a period of three years after the closing, each party shall grant the other reasonable access during normal business hours upon reasonable prior notice to the books and records of that party for the purpose of complying with any applicable law or governmental rule or request relating to the period during which the other party operated the Station or as otherwise reasonably required.

          7.   Conditions Precedent to Closing.

               7.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligation to consummate the purchase under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

                    (a) all representations and warranties of ML Media under this agreement shall be true at and as of the time of the closing with the same effect as though those representations and warranties had been made again at and as of that time, with such exceptions as do not in the aggregate have a material adverse effect on the operations or business of the Station;

                    (b)  ML Media shall have performed and
complied in all material respects with each obligation, covenant and condition required by this agreement to be performed or complied with by it prior to or at the closing;

                    (c)  the Commission shall have given all
requisite approvals and consents, without any condition or qualification materially adverse to the Buyer or the operations of the Station, to the assignment of the FCC Licenses to the Buyer and the acquisition of control of the Station by the Buyer as provided in this agreement and such approvals shall have become a Final Order (as defined below);

                    (d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired or been terminated;

                    (e)  ML Media shall have duly received,
without any condition materially adverse to the Buyer, all consents and approvals referred to in schedule 7.1(e);

                    (f) there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement;

                    (g) the Buyer shall have been furnished with a certificate of an officer of ML Media, dated the Closing Date, in form and substance satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in sections 7.1(a) and (b);

                    (h) the Buyer shall have been furnished with the opinion of counsel for ML Media as described in section 8.1;
and

                    (i) not later than thirty (30) days prior to closing, ML Media shall have furnished Buyer with a Phase I Environmental Audit of the Existing Property (the cost of which shall be borne one half by ML Media and one half by Buyer) which shall have been performed in accordance with the requirements and definitions set forth in Section 22.2 of the Illinois Environmental Protection Act, as amended, 415 ILCS 5/22.2, and the audit report shall contain a written affirmation of the Environmental Professional performing the audit that it has been performed in compliance with such requirements and definitions. If such report indicates that any conditions exist on the Existing
Property that violate applicable environmental laws in any material respect, ML Media shall take whatever remedial actions are necessary to cause the property to be in compliance in all material respects with applicable environmental laws; provided, that if ML Media receives a written estimate indicating that the aggregate cost of such remediation would exceed $500,000, ML
Media shall have no obligation to undertake such remediation. If ML Media elects not to undertake such remediation, the Buyer may elect, by notice to ML Media given within 30 days of the date of the election by ML Media, to (i) close the transaction on the scheduled date of the closing and accept the Existing Property as is, provided that if the Buyer begins to undertake such remediation within six months after the Closing Date ML Media shall pay the first $500,000 of remediation costs, or (ii) terminate this agreement by written notice to ML Media, in which event no party shall have any liability to any other party and the Escrow Agent shall return the Deposit (and interest thereon) to the Buyer.
                    For the purpose of this agreement, "Final
Order" means action by the Commission (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the Commission on its motion, is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document for the reconsideration or review by the Commission on its own motion under the express provisions of the Communications Act of 1934 and the rules and regulations of the Commission, has expired (or if any such appeal, request, petition or similar document has been filed, a Commission order has been upheld in a proceeding pursuant thereto and no additional review or reconsideration may be sought).

               The Buyer acknowledges and agrees that the termination of the Station's affiliation agreement with the ABC network and the Station's affiliation with the NBC network as of September 1995 and any adverse financial or other effects therefrom on the business or operations of the Station shall not affect the Buyer's obligation to consummate the purchase under this agreement.

               7.2 Conditions Precedent to the Obligations of ML Media. ML Media's obligation to consummate the sale under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by ML Media):

                    (a)  all representations and warranties of
the Buyer under this agreement shall be true at and as of the time of the closing with the same effect as though those representations and warranties had been made at and as of that time, with such exceptions as do not in the aggregate have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this agreement;

                    (b)  the Buyer shall have performed and
complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;

                    (c)  the Commission shall have given all
requisite approvals and consents, without any condition or qualification materially adverse to ML Media, to the assignment of the FCC Licenses to the Buyer and the acquisition or control of the Station by the Buyer as provided in this agreement, and such approvals shall have become a Final Order;

                    (d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired or been terminated;

                    (e)  the Buyer shall have paid the amounts
payable at the closing in accordance with section 2.1(a) and Chemical Bank, the lender under the Bank Agreement dated June 21, 1989, shall have released its lien on substantially all of the Assets in exchange for payment by ML Media to Chemical Bank of the net proceeds of the sale of the Assets;

                    (f) there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement; and

                    (g)  ML Media shall have been furnished with
a certificate of an officer of the Buyer, dated the Closing Date, in form and substance satisfactory to ML Media, certifying to the fulfillment of the conditions set forth in sections 7.2(a) and
(b).

          8.   Transactions at the Closing.

               8.1 Documents to be Delivered by ML Media. At the closing, ML Media shall deliver to the Buyer the following:

                    (a)  such bills of sale, assignments, deeds
or other instruments of transfer and assignment, and such termination letters and UCC-3 termination statements, all in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer title to the Assets in accordance with section 4.4;

                    (b)  an opinion of Proskauer Rose Goetz &
Mendelsohn LLP, counsel to ML Media, dated the Closing Date, in substantially the form of exhibit 8.1(b);

                    (c)  an opinion of Wiley, Rein & Fielding,
Commission counsel to ML Media, dated the Closing Date, in substantially the form of exhibit 8.1(c);

                    (d)  the certificate referred to in section
7.1(g); and

                    (e)  copies of all consents and approvals
received pursuant to section 6.6.

               8.2 Documents to be Delivered by the Buyer. At the closing, the Buyer shall deliver to ML Media the following:

                    (a) wire transfer of funds in the amount provided in section 2.1(a);

                    (b) instruments, in form and substance
reasonably satisfactory to ML Media and its counsel, pursuant to which the Buyer shall assume the obligations of ML Media to be assumed by the Buyer pursuant to section 2.1(b);

                    (c) an opinion of Scholz, Loos, Palmer,
Siebers & Duesterhaus, counsel to the Buyer, dated the Closing
Date, in substantially the form of exhibit 8.2(c);

                    (d) a copy of resolutions of the board of directors of the Buyer authorizing the execution, delivery and performance of this agreement by the Buyer, and a certificate of the secretary or an assistant secretary of the Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

                    (e) the certificate referred to in section
7.2(g).


          9.   Survival of Representations and Warranties;
Indemnification.

               9.1 Survival. All representations, warranties, covenants and agreements of ML Media and the Buyer contained in this agreement shall survive the Closing Date, but neither party shall be liable to the other for misrepresentation or breach of warranty, covenant or agreement except to the extent that notice of a claim is asserted in writing and delivered prior to April 30, 1997 except for any warranties contained in section 4.4 which shall extend indefinitely. Until April 30, 1997, ML Media shall maintain at all times cash and other assets with a fair market value that exceeds the liabilities of ML Media by not less than $1,000,000. Any notice of a claim for misrepresentation or breach of warranty, covenant or agreement shall state specifically the representation or warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim.

               9.2  Indemnification.

                    (a)  ML Media shall indemnify and hold
harmless the Buyer against all loss, liability, damage or expense (including reasonable fees and expenses of counsel), that the Buyer may suffer, sustain or become subject to as a result of (i) subject to sections 9.1 and 9.3, any misrepresentation by ML Media or any breach by ML Media of any warranty, covenant or other agreement contained in this agreement, (ii) subject to sections 9.1 and 9.3, any liability or obligation to any third party arising out of the failure by ML Media to pay, perform or discharge when due any of ML Media's obligations, liabilities, agreements or commitments not assumed by the Buyer pursuant to this agreement, and (iii) without giving effect to the limitations in section 9.1 and 9.3, the litigation described on schedule 4.12 and any third party claim resulting from a misrepresentation or breach of warranty in section 4.18.

                    (b)  Subject to sections 9.1 and 9.3, the
Buyer shall indemnify and hold harmless ML Media against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) that ML Media may suffer, sustain or become subject to as a result of (i) any misrepresentation by the Buyer or any breach by the Buyer of any warranty, covenant or other agreement contained in this agreement, and (ii) any liability or obligation arising out of the operations of the Station on or after the Closing Date.

                    (c) If any claim is made against the Buyer that, if sustained, would give rise to a liability of ML Media under this agreement, or otherwise, the Buyer promptly shall cause notice of the claim to be delivered to ML Media and shall afford ML Media and its counsel, at ML Media's expense, the opportunity to defend or settle the claim. If such notice and opportunity are not given, or if the claim is settled without ML Media's consent, ML Media shall not have any liability to the Buyer with respect to the claim. The Buyer shall cooperate with ML Media in the defense of the claim and may, at its own expense, participate in the defense, but complete control of the defense shall remain with ML Media.

               9.3 Limitation on Liability. Notwithstanding anything to the contrary in this agreement, neither party shall be liable to the other for misrepresentation or breach of warranty except to the extent that the aggregate amount of loss, liability, damage and expense incurred as a result of all such misrepresentations and breaches of warranty exceeds the sum of $45,000; provided, however, the $45,000 "basket" shall not apply with respect to any claim by Buyer for indemnification relating to section 4.4, 4.18, 6.11 or 6.13.


          10.  Termination.

               10.1 Termination. Except with respect to provisions that expressly survive termination, this agreement may be terminated:

                    (a)  by written agreement of the Buyer and ML
Media;

                    (b)  by the Buyer or ML Media, by notice to
the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this agreement incapable of fulfillment;

                    (c)  by the Buyer as provided in section 11;
or

                    (d)  by the Buyer or ML Media, by notice to
the other, if the Commission designates for a hearing the application for Commission consent contemplated by this agreement.

               10.2 Liability. The termination of this agreement under section 10.1(b), (c) or (d) shall not relieve any party of any liability for breach of this agreement prior to the date of termination.

          11. Risk of Loss. The risk of loss or damage to any of the Assets shall be on ML Media prior to the closing and thereafter shall be on the Buyer. If any material Asset is damaged or destroyed prior to the Closing Date (any such event being referred to as an "Event of Loss"), ML Media shall immediately notify Buyer in writing of the Event of Loss. The notice shall specify with particularity the loss or damage incurred, the cause of the Event of Loss, if known or reasonably ascertainable, and the applicable insurance coverage. If ML Media elects to repair, replace or restore the Asset and the Asset so damaged or destroyed cannot be completely repaired, replaced or restored by the scheduled date of the closing but can be accomplished within 90 days after that date, the date of the closing shall be postponed for up to that 90-day period to allow ML Media an opportunity to repair, replace or restore the Asset. If ML Media does not elect to repair, replace or restore the Asset or if the repair, replacement or restoration cannot be accomplished within that 90-day period, the Buyer may elect, by written notice to ML Media within 20 days after the Buyer has received notice that an Event of Loss has occurred or that the repair, replacement or restoration cannot be so completed:

                    (a)  to close the transaction on the
scheduled date of the closing and accept the damaged Asset as is;
or

                    (b)  to terminate this agreement without
liability, in which event the Escrow Agent shall return the Deposit to Buyer.

                    If the date of the closing is postponed
beyond the time specified in section 3.2, the parties shall amend their application or applications to the Commission to request an extension of the date of closing.


          12.  Miscellaneous.

               12.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or when mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):


                    to the Buyer, to it at:

                    Quincy Newspapers, Inc.
                    130 South 5th Street
                    Quincy, Illinois 62301
                    Attention:  Ralph Oakley

                    with a copy to:

                    Scholz, Loos, Palmer, Siebers
                      & Duesterhaus
                    625 Vermont Street
                    Quincy, Illinois 62301
                    Attention:  Steven E. Siebers, Esq.

                    if to ML Media, to it at:

                    350 Park Avenue
                    16th Floor
                    New York, New York  10022
                    Attention:  I. Martin Pompadur
                    with a copy to:

                    Proskauer Rose Goetz & Mendelsohn LLP
                    1585 Broadway
                    New York, New York  10036
                    Attention:  Lawrence H. Budish, Esq.


               12.2 Brokers. Each of the Buyer and ML Media represents and warrants to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement, except that ML Media has retained and shall pay any fees payable to The Ted Hepburn Company.

               12.3 Entire Agreement. This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement between them relating to that subject matter, and cannot be changed or terminated orally. Except as specifically set forth in this agreement, there are no representations or warranties by either party in connection with the transactions contemplated by this agreement.

               12.4  Headings.  The section headings of this
agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

               12.5  Governing Law.  This agreement shall be
governed by and construed in accordance with the law of the State of Illinois applicable to agreements made and to be performed in Illinois.

               12.6  Separability.  If any provision of this
agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

               12.7 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the other.

               12.8 Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the other.

               12.9 Jurisdiction. The courts of the State of Illinois and the United States District Court for the Central District of Illinois shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section 12.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this agreement.

               12.10  Counterparts.  This agreement may be
executed in any number of counterparts, which together shall constitute one and the same instrument.


          13. Specific Performance. If ML Media defaults in the performance of its obligations under this agreement and fails to complete the sale and purchase, as and when herein set forth, and Buyer shall not be in material default, the Buyer shall be entitled to apply and obtain specific performance, which shall be in addition to any and all other rights and remedies available to Buyer at law or in equity.


                              QUINCY NEWSPAPERS, INC.


                              By:
                                   -------------------------
                                   Name:
                                   Title:

                              ML MEDIA PARTNERS, L.P.


                              By:
                                   -------------------------
                                   Name:
                                   Title: